Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our report, dated February 13, 2009 relating to the proved oil and gas reserves of ATP Oil & Gas Corporation as of December 31, 2008, to the information derived from such report and to the reference to this firm as an expert in the Form S-3 registration statement and any amendments thereto filed by the Company and in the prospectus to which the registration statement relates.

/s/ Ryder Scott Company, L.P.

Ryder Scott Company, L.P.

TBPE Firm License No. F-1580

Houston, Texas

October 19, 2009